EXHIBIT 99.1

BOARD OF DIRECTORS MINUTES

OF

ZULU ENERGY, INC.

At a meeting of the board of directors via telephone, notice being waived, the following  resolutions were passed.

RESOLVED: that Mr. Paul Stroud of Zurich, Switzerland and Mr. Satyen Deshpande of Denver, Colorado be appointed to the Corporation’s board of directors until the next annual meeting of shareholders.

Motion carried.

RESOLVED: that the board of directors accept the resignation of Mr. Brant Hodyno as director, President and Secretary/Treasurer and Principal accounting officer; and that Mr. Paul Stroud be appointed President, CEO and Secretary and that Mr. Deshpande be appointed Treasurer and Principal Accounting officer.

Motion carried.

There being no further business, the meeting was adjourned.

/s/ Paul Stroud

July 18, 2007

    Paul Stroud, Secretary